Exhibit 99.1

NEWS RELEASE
Tops Markets, LLC, P.O. Box 1027, Buffalo, NY 14240-1027
For more information contact:
Rick Mills, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: wmills@topsmarkets.com
FOR IMMEDIATE RELEASE
Tops Holding Corporation Reports 33% Increase in Net Sales
to $2.3 Billion in 2010
•	Total inside sales (supermarket excluding gasoline) grew 26% and 33% in the fourth quarter and fiscal 2010, respectively, driven by the acquired Penn Traffic supermarkets and the addition of one new supermarket

•	Adjusted EBITDA increased 20% to $132.7 million in fiscal 2010

•	Generated cash from operations of $49.5 million in fiscal 2010, inclusive of $31.4 million in cash outlays related to the Penn Traffic acquisition, integration and rebannering
WILLIAMSVILLE, NY, March 31, 2011 — Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 128 corporate and 5 franchise locations serving the Upstate New York and Northern Pennsylvania regions, today reported financial results for the Company’s fourth quarter and fiscal year ended January 1, 2011. These reported results include the impact of the January 29, 2010 acquisition of substantially all assets and certain liabilities of The Penn Traffic Company and its subsidiaries (“Penn Traffic”), including 55 supermarkets that have been retained by Tops.
Frank Curci, Tops’ President and CEO, commented, “This was a transformational year for Tops, as we expanded our geographic reach, substantially grew our business, and strengthened our franchise with the acquisition of Penn Traffic. Our new customers have enthusiastically welcomed us into their communities, and thanks to our hard-working and talented employees, we have successfully integrated all of the acquired supermarkets. With the integration now complete, we will focus on growth from the leveraging of our increased footprint.”
Fiscal 2010 Fourth Quarter Financial Results
Net sales of $530.8 million in the fourth quarter of fiscal 2010 (a 12-week period ended January 1, 2011) increased $106.4 million, or 25.1%, compared with the fourth quarter of fiscal 2009 (a 13-week period ended January 2, 2010).
Inside sales were $493.0 million in the quarter, up $101.1 million, or 25.8%, when compared with the same period in the prior year. The increase in inside sales reflects the acquired Penn Traffic supermarkets which contributed $132.1 million and the opening of a new supermarket in August 2010, partially offset by the additional week of sales during the fiscal 2009 fourth quarter. Excluding the additional week, same-store sales for the comparable weeks decreased 0.7% due to the approximately 1% effect of the acquired stores on our legacy supermarkets.

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

Rick Mills, Senior Vice President and Chief Financial Officer noted, “Given the challenging operating environment this past year, our inside sales results truly reflect how successful our sales and marketing programs were in building the overall business and regaining lost Penn Traffic customers.”
Gasoline sales increased $5.3 million, or 16.2%, to $37.8 million in the fourth quarter, reflecting a 10.5% increase in the retail price per gallon and a 5.2% increase in the number of gallons sold. The increase in gallons sold was attributable to four new gas stations that were opened since the 2009 fourth quarter.
Gross profit for the quarter increased 23.5%, to $142.4 million, from $115.3 million in the prior-year period, primarily reflecting the addition of the Penn Traffic supermarkets. Excluding the impact of non-cash LIFO inventory valuation adjustments, gross profit remained a consistent 27.1% year-over-year.
Total operating expenses increased 28.4%, to $140.7 million, compared with $109.6 million in the fourth quarter of 2009. The increase was primarily driven by incremental costs associated with operating the acquired Penn Traffic supermarkets, including $2.2 million of non-recurring integration expenses.
Net loss for the fourth quarter was $13.8 million, compared with a net loss of $24.3 million in the 2009 fourth quarter. The fiscal 2009 fourth quarter net loss reflects income tax expense resulting from a $13.9 million deferred tax asset valuation allowance, as well as a $7.3 million loss on debt extinguishment associated with the Company’s October 2009 debt refinancing.
Fiscal 2010 Financial Results
Fiscal 2010 (a 52-week period) net sales were $2.26 billion, up $561.9 million, or 33.1%, compared with $1.70 billion for fiscal 2009 (a 53-week period). The increase was due to the acquired Penn Traffic supermarkets, which contributed $553.0 million, and a 29.1% increase in gasoline sales. Excluding the 53rd week in 2009, same store sales improved 0.1%, despite the difficult economic conditions for supermarket retailers and the effect of the acquired stores on our legacy supermarkets.
Twenty-four of the acquired Penn Traffic supermarkets had been closed, sold, or liquidated by May 31, 2010. Net sales and operating loss for these 24 supermarkets were $33.9 million and $2.8 million, respectively, during fiscal 2010.
In fiscal 2010, the Company recognized a non-cash gain of $15.7 million on the Penn Traffic acquisition due to the excess of net assets acquired over the purchase price. This bargain purchase was partially attributable to the distressed status of Penn Traffic due to historical operating results, which led to the November 2009 Penn Traffic bankruptcy filing.
FTC Update
As previously announced, on August 4, 2010, the Federal Trade Commission (“FTC”) issued a Proposed Order that would require Tops to sell seven of the retained Penn Traffic supermarkets. The Proposed Order was subject to public comment until September 7, 2010, and Tops is awaiting the approval of a Final Order by the FTC. Net sales and operating income for these seven supermarkets were $54.2 million and $0.8 million, respectively, for fiscal 2010.
All of the 55 acquired supermarkets the Company is currently operating have been converted to the Tops banner, except the seven supermarkets under the FTC Proposed Order.
Supplemental Reporting on EBITDA and Adjusted EBITDA
To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA(1) and Adjusted EBITDA(2).
Fiscal 2010 fourth quarter EBITDA(1) was $19.3 million, up $4.6 million, or 30.8%, from $14.7 million for the fiscal 2009 fourth quarter. The increase primarily reflects the contribution from the acquired Penn

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

Traffic supermarkets. Fiscal 2010 EBITDA(1) was $102.6 million, up $9.6 million, or 10.3%, from $93.0 million in fiscal 2009.
Fiscal 2010 fourth quarter Adjusted EBITDA(2) was $25.0 million, down $2.1 million, or 7.5%, from $27.1 million for the fiscal 2009 fourth quarter, primarily due to the additional week in the fiscal 2009 fourth quarter. Fiscal 2010 Adjusted EBITDA(2) was $132.7 million, up $22.4 million, or 20.3%, from $110.3 million in fiscal 2009, again reflecting the contribution from the acquired Penn Traffic supermarkets.
(1), (2) See “Non-GAAP Financial Measures” for a discussion of EBITDA and Adjusted EBITDA and attached table for reconciliation to GAAP.
Strong Cash Generation
Cash provided by operating activities during Fiscal 2010 was $49.5 million, a decrease of $17.4 million from fiscal 2009 primarily due to cash expenditures of $31.4 million related to the acquisition, integration efforts, legal expenses associated with the FTC’s review of the acquired supermarkets and other one-time legal and professional fees related to Penn Traffic. These cash expenditures were partially offset by a $14.8 million improvement in cash from changes in operating assets and liabilities due to the more effective management of working capital, despite incremental working capital investment requirements related to the acquired Penn Traffic supermarkets. Additionally, fiscal 2010 reflects incremental cash flows generated by the acquired Penn Traffic supermarkets.
During 2010, Tops received $20.8 million from the sale of certain of the acquired supermarkets and other assets to third parties.
Capital expenditures for fiscal 2010 were $49.7 million, compared with $28.1 million for fiscal 2009. Store remodels and rebannering efforts made up the majority of the 2010 capital expenditures. The Company expects to invest $35 to $45 million in capital expenditures during the next twelve months.
As of January 1, 2011, the unused commitment under the ABL facility was $64.2 million, after giving effect to $12.5 million of letters of credit outstanding thereunder. The Company believes that cash generated from operations and the ABL facility will be sufficient to meet cash requirements for 2011.
Conference Call
Tops will host a conference call on Friday, April 1, 2011 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fourth quarter and fiscal year ended January 1, 2011, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471 and entering conference ID number 368398.
About Tops Holding Corporation
Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 128 corporate full-service supermarkets, and an additional 5 franchise supermarkets. With approximately 12,700 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. The Company’s strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.
For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Tops and its wholly owned subsidiaries’ current view of future events, results of operations, cash

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, liquidity, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and, thus, Tops and its wholly owned subsidiaries undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net loss.
FINANCIAL TABLES FOLLOW.

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Quarter 4 2010	Quarter 4 2009	Fiscal 2010	Fiscal 2009
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Inside sales	$493,038	$391,937	$2,107,524	$1,579,448
Gasoline sales	37,791	32,510	150,012	116,160

Net sales	530,829	424,447	2,257,536	1,695,608
Cost of goods sold	(377,864)	(300,739)	(1,579,016)	(1,185,344)
Distribution costs	(10,567)	(8,390)	(44,829)	(33,852)

Gross profit	142,398	115,318	633,691	476,412

Operating expenses:
Wages, salaries and benefits	(72,423)	(54,389)	(310,800)	(224,958)
Selling and general expenses	(24,653)	(17,516)	(104,841)	(73,474)
Administrative expenses
(inclusive of stock-based
compensation expense of
$268, $574, $715 and $1,085)	(20,582)	(17,691)	(102,754)	(65,013)
Rent expense, net	(4,600)	(3,488)	(19,135)	(13,219)
Depreciation and amortization	(13,549)	(13,039)	(62,353)	(52,727)
Advertising	(4,897)	(3,477)	(23,175)	(12,531)

Total operating expenses	(140,704)	(109,600)	(623,058)	(441,922)

Operating income	1,694	5,718	10,633	34,490

Bargain purchase	—	—	15,681	—
Loss on debt extinguishment	—	(7,275)	(1,041)	(6,770)
Interest expense, net	(14,379)	(16,062)	(61,231)	(48,028)

Loss before income taxes	(12,685)	(17,619)	(35,958)	(20,308)

Income tax (expense) benefit	(1,092)	(6,674)	9,004	(5,385)

Net loss	$(13,777)	$(24,293)	$(26,954)	$(25,693)

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	January 1, 2011	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$17,419	$19,722
Accounts receivable, net	57,044	49,457
Inventory, net	117,328	82,272
Prepaid expenses and other current assets	14,093	13,535
Assets held for sale	650	—
Income taxes refundable	200	760
Current deferred tax assets	2,265	5,986

Total current assets	208,999	171,732

Property and equipment, net	378,575	333,416
Intangible assets, net	79,072	76,356
Other assets	13,705	11,344

Total assets	$680,351	$592,848

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$93,311	$68,462
Accrued expenses and other current liabilities	79,123	68,334
Current portion of capital lease obligations	11,095	8,186
Current portion of long-term debt	402	362

Total current liabilities	183,931	145,344

Capital lease obligations	172,216	175,340
Long-term debt	365,262	288,194
Other long-term liabilities	21,099	16,785
Non-current deferred tax liabilities	3,354	5,986

Total liabilities	745,862	631,649

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares at January 1, 2011, 200,000 authorized shares at January 2, 2010, 144,776 shares issued & outstanding at January 1, 2011, 100,000 shares issued & outstanding at January 2, 2010)	—	—
Paid-in capital	(2,668)	(3,383)
Accumulated deficit	(62,507)	(35,553)
Accumulated other comprehensive (loss) income, net of tax	(336)	135

Total shareholders’ deficit	(65,511)	(38,801)

Total liabilities and shareholders’ deficit	$680,351	$592,848

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion in 2010
March 31, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Fiscal 2010	Fiscal 2009
	(52 weeks)	(53 weeks)
Cash flows provided by operating activities:
Net loss	$(26,954)	$(25,693)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,315	65,285
Bargain purchase	(15,681)	—
Deferred income taxes	(9,199)	5,351
Amortization of deferred financing costs	2,367	1,304
LIFO inventory valuation adjustment	2,055	249
Loss on debt extinguishment	1,041	6,770
Stock-based compensation expense	715	1,085
Interest rate swap settlement	—	5,613
Interest rate swap interest paid	—	3,146
Impact of interest rate swap on deferred tax assets	—	2,070
Change in fair value of interest rate swap	—	(1,256)
Other	988	860
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,382)	(9,411)
Increase in inventories	(6,239)	(594)
Decrease (increase) in prepaid expenses and other current assets	1,796	(4,517)
Decrease (increase) in income taxes refundable	560	(760)
Increase in accounts payable	24,267	13,482
Increase in accrued expense and other current liabilities	917	3,733
Increase in other long-term liabilities	2,892	96

Net cash provided by operating activities	49,458	66,813

Cash flows used in investing activities:
Acquisition of Penn Traffic assets	(85,023)	—
Cash paid for property and equipment	(49,663)	(28,080)
Proceeds from sale of assets	20,753	—
Interest rate swap settlement	—	(5,613)
Interest rate swap interest paid	—	(3,146)
Other	—	146

Net cash used in investing activities	(113,933)	(36,693)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt borrowings	112,125	270,474
Repayments of long-term debt borrowings	(36,377)	(200,936)
Proceeds from issuance of common stock	30,000	—
Dividend to shareholders	(30,000)	(105,000)
Borrowings on ABL Facility	348,737	76,600
Repayments on ABL Facility	(347,737)	(62,600)
Deferred financing costs incurred	(5,769)	(12,011)
Principal payments on capital leases	(9,294)	(7,287)
Change in bank overdraft position	487	43

Net cash provided by (used in) financing activities	62,172	(40,717)

Net decrease in cash and cash equivalents	(2,303)	(10,597)
Cash and cash equivalents-beginning of period	19,722	30,319

Cash and cash equivalents-end of period	$17,419	$19,722

Tops Holding Corporation Reports 33% Increase in Net Sales to $2.3 Billion
March 31, 2011

TOPS HOLDING CORPORATION
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Dollars in thousands)

	Quarter 4 2010	Quarter 4 2009	Fiscal 2010	Fiscal 2009
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Net loss	$(13,777)	$(24,293)	$(26,954)	$(25,693)
Depreciation and amortization	17,563	16,282	77,315	65,285
Interest expense	14,379	16,062	61,231	48,028
Income tax expense (benefit)	1,092	6,674	(9,004)	5,385

EBITDA	19,257	14,725	102,588	93,005

Adjustments to EBITDA:
One-time Penn Traffic integration costs (a)	2,178	—	23,270	—
Bargain purchase (b)	—	—	(15,681)	—
Excess IT costs (c)	(876)	2,500	5,353	2,500
One-time Penn Traffic acquisition costs (d)	168	—	5,255	—
FTC review costs (e)	24	—	2,101	—
LIFO inventory valuation adjustments (f)	1,672	(329)	2,055	249
Sold/closed stores negative EBITDA (g)	209	—	1,504	—
Stock-based compensation expense (h)	412	154	1,257	665
Loss (gain) on debt extinguishment (i)	—	7,275	1,041	6,770
Excess TSA costs (j)	—	—	—	3,082
Dividend-related bonus expense (k)	—	1,629	—	1,629
Other one-time expenses (l)	1,992	1,104	3,953	2,369

Total adjustments to EBITDA	5,779	12,333	30,108	17,264

Adjusted EBITDA	$25,036	$27,058	$132,696	$110,269

Notes:

(a)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.

(b)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.

(c)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which will result in an elimination of annual excess IT costs of $8.1 million.

(d)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.

(e)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(f)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(g)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that have been sold, closed, or liquidated.

(h)	Non-cash compensation costs related to stock option grants.

(i)	Debt forgiveness (fiscal 2009) and the write-off of deferred financing fees associated with early repayments related to the Company’s credit facilities.

(j)	Costs incurred related to the Transition Services Agreement (“TSA”) with Ahold that were in excess of costs to provide the same administrative services on a stand-alone basis. TSA payments ended in March 2009.

(k)	One-time bonus expense related to outstanding stock options following the $105 million dividend paid to the owners of the Company on October 9, 2009.

(l)	Other one-time non-recurring items.